Exhibit 99.1

Augmedix Announces Third Quarter Results

Augmedix, a leading provider of remote medical documentation and live clinical support services, announces strong third quarter results.

November 17th, 2020

San Francisco - (PR Newswire) - Augmedix, Inc., the ambient, mobile, real-time, and remote documentation specialist for doctors and health systems, yesterday announced financial results for its third quarter ended September 30, 2020.

CEO Manny Krakaris stated, “I am pleased with our third quarter results and the significant bookings momentum Augmedix enjoyed during the quarter. Despite the uncertain environment, we have added new health enterprises in the first nine months of the year, which highlights the compelling ROI that both the health systems and doctors derive from our offering. We are also excited by the market’s response to our Notes offering, our non-real time service, and by the successful trial of our Live service with emergency room doctors. We believe both Notes and the launch of our Live service to ER doctors will unlock new, sizable market segments for us.”

Third Quarter 2020 Financial Highlights:

➔	Total revenue was $4.245m in the third quarter, an increase of 16% compared to $3.668m in the third quarter of 2019. Revenue in the third quarter of 2020 increased 14% compared to the second quarter of 2020.

➔	Gross Margin expanded 800 basis points to 44.2% in the third quarter compared to 36.2% in the third quarter of 2019. Cost of sales increased by 1% from the third quarter of 2019 as we drove operating efficiency through our platform. Third quarter 2020 gross margin increased by 310 basis points from 41.1% in the second quarter of 2020.

➔	Operating Expenses in the third quarter were $5.232m compared to $5.546m in the third quarter of 2019.

➔	Adjusted Operating Expenses in the third quarter were $4.479m, a decrease of 19% from the $5.546m recorded during the third quarter of 2019. Expenses in a majority of operating functions declined as we improved processes. Adjusted operating expenses, a non-GAAP measure, excludes the $0.753m of expenses in the third quarter of 2020 related to the reverse merger transaction. Adjusted operating expenses rose by 10% from $4.080m in the second quarter of 2020 as normal wages resumed after temporary COVID-19 reductions.

➔	Net Loss in the third quarter was $4.116m compared to $6.615m in the third quarter of 2019.

➔	Adjusted EBITDA losses, which excludes the $0.753m of expenses related to the reverse merger transaction, decreased 44% to $2.723m in the third quarter from $4.874m in the third quarter of 2019, and were 11% higher than the EBITDA losses of $2.447m in the second quarter of 2020.

➔	Operating cash burn was $1.748m in the third quarter compared to $4.453m in the third quarter of 2019, and $2.947 in the second quarter of 2020.

➔	Our cash balance as of October 31st was $24.9m, which includes the proceeds from our $25.4m capital raise that closed on October 6th.

Adjusted Operating Expenses and Adjusted EBITDA are Non-GAAP financial measures. See “About non-GAAP financial measures”.

Key Metrics and Recent Business Highlights

Please see the definitions of these metrics below.

➔	Average clinicians in service, which was adversely impacted in the second quarter of 2020 by the COVID-19 crisis, grew 12% to 552 in the third quarter of 2020 versus the same quarter in 2019, and increased 13% from the second quarter of 2020.

➔	Dollar-based Net Revenue Retention was 113% for our Health Enterprise customers in the third quarter compared to 111% in the second quarter of 2020.

➔	We are a reporting company with the U.S. Securities and Exchange Commission through a reverse merger with Malo Holdings Corporation. We expect our shares to begin trading on the Over-the-Counter (OTC) market by March 2021.

CEO Manny Krakaris further commented, “The mission at Augmedix is to rehumanize healthcare by improving the patient’s visit with the doctor. Comments recently made by Dr. Sean Nealon, an Augmedix end-user and pediatrician with Dignity Health Mercy, a part of CommonSpirit Health, highlight what we are working to achieve.” Dr. Nealon stated, “I can add more patients in my schedule by using the Augmedix platform. Augmedix seamlessly documents my notes so I can devote more time interacting with my patients. The whole experience has improved my job satisfaction and allowed me more time at home.”

Definition of Key Metrics

Average Clinicians in Service: We define a clinician in service as an individual doctor, nurse practitioner or other healthcare professional using our services. We average the month end number of clinicians in service for all months in the measurement period and the number of clinicians in service at the end of the month immediately preceding the measurement period. We believe growth in the average number of clinicians in service is a key indicator of the performance of our business as it demonstrates our ability to penetrate the market and grow our business.

Dollar-Based Net Revenue Retention: We define a “Health Enterprise” as a company or network of doctors that has at least 50 clinicians currently employed or affiliated that could utilize our services. Dollar-based net revenue retention is determined as the revenue from Health Enterprises as of twelve months prior to such period end as compared to revenue from these same Health Enterprises as of the current period end, or current period revenue. Current period revenue includes any expansion or new products and is net of contraction or churn over the trailing twelve months but excludes revenue from new Health Enterprises in the current period. We believe growth in dollar-based net revenue retention is a key indicator of the performance of our business as it demonstrates our ability to increase revenue across our existing customer base through expansion of users and products, as well as our ability to retain existing customers.

About Augmedix

Augmedix converts natural clinician-patient conversation into medical documentation and provides live support, including referrals, orders, and reminders, so clinicians can focus on what matters most: patient care.

The Augmedix platform is powered by a combination of proprietary automation modules and human-expert assistants operating in HIPAA-secure locations to generate accurate, comprehensive, and timely-delivered medical documentation.

Augmedix services are compatible with over 35 specialties and are trusted by over one dozen American health systems supporting telemedicine, medical offices, clinics, and hospitals. We estimate that our solution saves clinicians 2–3 hours per day, increases productivity by as much as 20%, and increases certain clinicians’ satisfaction with work-life balance by 49%.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve a number of risks and uncertainties, including but not limited to our Notes and Live offerings and the quotation on the OTC market. Words such as “believes,” “may,” “will,” “estimates,” “potential,” “continues,” “anticipates,” “intends,” “expects,” “could,” “would,” “projects,” “plans,” “targets,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations as of the date of this filing and are subject to a number of risks, uncertainties and assumptions, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our Form 8-K filed with the Securities and Exchange Commission on October 9, 2020 as well as other documents that may be filed by us from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our expectations regarding changes in regulatory requirements; our ability to interoperate with the electronic health record systems of our customers; our reliance on vendors; our ability to attract and retain key personnel; the competition to attract and retain remote documentation specialists; anticipated trends, growth rates, and challenges in our business and in the markets in which we operate; our ability to further penetrate our existing customer base; our ability to protect and enforce our intellectual property protection and the scope and duration of such protection; developments and projections relating to our competitors and our industry, including competing dictation software providers, third-party, non-real time medical note generators and real time medical note documentation services; the impact of current and future laws and regulations; the impact of the COVID-19 crisis on our business, results of operations and future growth prospects. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About non-GAAP financial measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted operating expenses, EBITDA, and adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results, like one-time transaction costs related to the reverse merger. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Augmedix, Inc.

Condensed Consolidated Statement of Operations

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$4,245,256	$3,668,466	$11,940,407	$10,150,048
Cost of revenue	2,368,542	2,340,432	7,153,228	6,832,388
Gross margin	1,876,714	1,328,034	4,787,179	3,317,660

General and administrative	3,336,512	2,594,327	8,480,410	8,257,287
Sales and marketing	886,738	1,000,499	2,945,161	2,634,205
Research and development	1,008,594	1,950,835	3,484,833	5,182,308
Total operating expenses	5,231,844	5,545,661	14,910,404	16,073,800
Operating loss	(3,355,130)	(4,217,627)	(10,123,225)	(12,756,140)

Other income (expense), net	(761,084)	(2,397,132)	(1,690,330)	(2,063,866)
Net loss	$(4,116,214)	$(6,614,759)	$(11,813,555)	$(14,820,006)

Reconciliation of Non-GAAP Metrics
Net loss	$(4,116,214)	$(6,614,759)	$(11,813,555)	$(14,820,006)
Interest	401,546	1,479,073	1,197,150	2,379,486
Tax	25,720	27,809	98,918	72,028
Depreciation	213,302	234,020	645,735	688,463
EBITDA	$(3,475,646)	$(4,873,857)	$(9,871,752)	$(11,680,029)
Transaction Related Expenses	$753,000	$-	$753,000	$-
Adjusted EBITDA	$(2,722,646)	$(4,873,857)	$(9,118,752)	$(11,680,029)

GAAP Operating Expenses	$5,231,844	$5,545,661	$14,910,404	$16,073,800
Transaction Related Expenses	$753,000	$-	$753,000	$-
Adjusted Operating Expenses	$4,478,844	$5,545,661	$14,157,404	$16,073,800